Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES THIRD QUARTER FISCAL 2023 RESULTS
BOARD OF DIRECTORS AUTHORIZES $1.0 BILLION STOCK REPURCHASE PROGRAM

Revenue increased 19% to $2.2 billion
Comparable sales increased 13%, or increased 14% on a constant dollar basis
GAAP EPS of $1.96, Adjusted EPS of $2.53
Vancouver, British Columbia – December 7, 2023 – lululemon athletica inc. (NASDAQ:LULU) today announced financial results for the third quarter of fiscal 2023.
Calvin McDonald, Chief Executive Officer, stated: "This was another strong quarter for lululemon as our innovative product offerings and community activations continued to powerfully resonate with our guests globally. As we enter the holiday season, we are pleased with our early performance and are well-positioned to deliver for our guests in the fourth quarter. I am energized by the significant opportunities ahead, and would like to thank our incredible teams around the world for their continued passion and commitment to our brand."
The adjusted non-GAAP financial measures below exclude certain inventory provisions, asset impairments, and restructuring costs recognized in relation to lululemon Studio, and the related income tax effects of these items.
For the third quarter of 2023, compared to the third quarter of 2022:
•Net revenue increased 19% to $2.2 billion.
–Net revenue increased 12% in North America, and increased 49% internationally.
•Total comparable sales increased 13%, or 14% on a constant dollar basis.
–Comparable store sales increased 9%.
–Direct to consumer net revenue increased 18%, or 19% on a constant dollar basis.
•Direct to consumer net revenue represented 41% of total net revenue compared to 41% for the third quarter of 2022.
•Gross profit increased 21% to $1.3 billion. Adjusted gross profit increased 23% to $1.3 billion.
•Gross margin increased 110 basis points to 57.0%. Adjusted gross margin increased 220 basis points to 58.1%.
•Income from operations decreased 4% to $338.1 million. Adjusted income from operations increased 24% to $436.3 million.
•Operating margin decreased 370 basis points to 15.3%. Adjusted operating margin increased 80 basis points to 19.8%.
•Income tax expense increased 2% to $99.2 million. The effective tax rate for the third quarter of 2023 was 28.5% compared to 27.6% for the third quarter of 2022. The adjusted effective tax rate was 28.1% for the third quarter of 2023.
•The Company has entered into a partnership with Peloton Interactive, Inc. for the provision of digital fitness content and will no longer produce its own content for the lululemon Studio Mirror. While the Company will continue to service and support existing subscribers, it has ceased selling the Mirror hardware. The Company recognized post-tax asset impairment and other charges related to lululemon Studio totaling $72.1 million during the third quarter.
•Diluted earnings per share were $1.96 compared to $2.00 in the third quarter of 2022. Adjusted diluted earnings per share were $2.53 in the third quarter of 2023.
•The Company opened 14 net new company-operated stores during the third quarter, ending with 686 stores.
Meghan Frank, Chief Financial Officer, stated: "Our third quarter performance, which exceeded our expectations on the top- and bottom-line, reflects the ongoing strength of our business model and our teams' ability to successfully execute at a high level amid an uncertain macro environment. As we look to the end of our fiscal year and into 2024, we remain focused on driving long-term growth and creating value for all our stakeholders."

Stock Repurchase Program
During the third quarter of 2023, the Company repurchased 0.6 million shares of its own common stock at an average price of $380.88 per share for a cost of $210.8 million. As of October 29, 2023, the Company had $243.2 million of authorization remaining on its previously authorized stock repurchase program.
On November 29, 2023, the board of directors approved an additional stock repurchase program for up to $1.0 billion of the Company's common shares.
Balance Sheet Highlights
The Company ended the third quarter of 2023 with $1.1 billion in cash and cash equivalents and the capacity under its committed revolving credit facility was $393.4 million.
Inventories at the end of the third quarter of 2023 decreased 4% to $1.664 billion compared to $1.742 billion at the end of the third quarter of 2022.
2023 Outlook
For the fourth quarter of 2023, the Company expects net revenue to be in the range of $3.135 billion to $3.170 billion, representing growth of 13% to 14%. Diluted earnings per share are expected to be in the range of $4.85 to $4.93 for the quarter. This assumes a tax rate of approximately 30%.
For 2023, the Company expects net revenue to be in the range of $9.549 billion to $9.584 billion, representing growth of 18%. Diluted earnings per share are expected to be in the range of $11.77 to $11.85 for the year, and excluding certain inventory provisions, asset impairments, and restructuring costs recognized in relation to lululemon Studio, and their related tax effects, adjusted diluted earnings per share are expected to be in the range of $12.34 to $12.42. This assumes a tax rate of approximately 29.5%.
The guidance does not reflect potential future repurchases of the Company's shares.
The guidance and outlook forward-looking statements made in this press release are based on management's expectations as of the date of this press release and does not incorporate future unknown impacts, including macroeconomic trends. The Company undertakes no duty to update or to continue to provide information with respect to any forward-looking statements or risk factors, whether as a result of new information or future events or circumstances or otherwise. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of risks and uncertainties, including those stated below.
Power of Three ×2
The Company's Power of Three ×2 growth plan calls for a doubling of the business from 2021 net revenue of $6.25 billion to $12.5 billion by 2026. The key pillars of the plan are product innovation, guest experience, and market expansion and the growth strategy includes a plan to double men's, double direct to consumer, and quadruple international net revenue relative to 2021.
Conference Call Information
A conference call to discuss third quarter results is scheduled for today, December 7, 2023, at 4:30 p.m. Eastern time. Those interested in participating in the call are invited to dial 1-800-319-4610 or 1-604-638-5340, if calling internationally, approximately 10 minutes prior to the start of the call. A live webcast of the conference call will be available online at: https://corporate.lululemon.com/investors/news-and-events/events-and-presentations. A replay will be made available online approximately two hours following the live call for a period of 30 days.

About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a technical athletic apparel, footwear, and accessories company for yoga, running, training, and most other activities, creating transformational products and experiences that build meaningful connections, unlocking greater possibility and wellbeing for all. Setting the bar in innovation of fabrics and functional designs, lululemon works with yogis and athletes in local communities around the world for continuous research and product feedback. For more information, visit lululemon.com.
Non-GAAP Financial Measures
Constant dollar changes and adjusted financial results are non-GAAP financial measures. A constant dollar basis assumes the average foreign currency exchange rates for the period remained constant with the average foreign currency exchange rates for the same period of the prior year. The Company provides constant dollar changes in its results to help investors understand the underlying growth rate of net revenue excluding the impact of changes in foreign currency exchange rates.
Adjusted gross profit, gross margin, income from operations, operating margin, income tax expense, effective tax rates, net income, and diluted earnings per share exclude certain inventory provisions, asset impairments, and restructuring costs recognized in relation to lululemon Studio, the gain on disposal of assets for the sale of an administrative office building, and the related income tax effects of these items.
The Company believes these adjusted financial measures are useful to investors as they provide supplemental information that enable evaluation of the underlying trend in its operating performance, and enable a comparison to its historical financial information. Further, due to the finite and discrete nature of these items, it does not consider them to be normal operating expenses that are necessary to run the business, or impairments or disposal gains that are expected to arise in the normal course of its operations.
Management uses these adjusted financial measures and constant currency metrics internally when reviewing and assessing financial performance.
The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or with greater prominence to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the section captioned "Reconciliation of Non-GAAP Financial Measures" included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to each non-GAAP financial measure, and the related reconciliations between these financial measures.
Forward-Looking Statements:
This press release includes estimates, projections, statements relating to the Company's business plans, objectives, and expected operating results that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "outlook," "believes," "intends," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology. These forward-looking statements also include the Company's guidance and outlook statements. These statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: the Company's ability to maintain the value and reputation of its brand; changes in consumer shopping preferences and shifts in distribution channels; the acceptability of its products to guests; its highly competitive market and increasing competition; increasing costs and decreasing selling prices; its ability to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products; its ability to accurately forecast guest demand for its products; its ability to expand in light of its limited operating experience and limited brand recognition in new international markets and new product categories; its ability to manage its growth and the increased complexity of its business effectively; its ability to successfully open new store locations in a timely manner; seasonality; disruptions of its supply chain; its reliance on a relatively small number of vendors to supply and manufacture a significant portion of its products; suppliers or manufacturers not complying with its Vendor Code of Ethics or applicable laws; its ability to deliver its products to the market and to meet guest expectations if it has problems with its distribution system; increasing labor costs and other factors associated with the production of its products in South Asia and South East Asia; its ability to safeguard against security breaches with respect to its technology systems; its compliance with privacy and data protection laws; any material disruption of its information systems; its ability to have technology-based systems function effectively and grow its e-commerce business globally; climate change, and related legislative and regulatory responses; increased scrutiny regarding its environmental, social, and governance, or sustainability responsibilities; an economic recession, depression, or downturn or economic uncertainty in its key markets; global or regional health events such as the current COVID-19 pandemic and related government, private sector, and individual consumer responsive actions; global economic and political conditions; its ability to source and sell its merchandise profitably or at all if new trade restrictions are imposed or existing trade restrictions become more burdensome; changes in tax laws or unanticipated tax liabilities; its ability to comply with trade and other regulations; fluctuations in foreign currency exchange rates; imitation by its competitors; its ability to protect its intellectual property rights; conflicting trademarks and patents and the prevention of sale of certain products; its exposure to various types of litigation; and other risks and uncertainties set out in filings made from time to time with the United States Securities and Exchange Commission and available at www.sec.gov, including, without limitation, its most recent reports on Form 10-K and Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.
Contacts:
Investor Contact:
lululemon athletica inc.
Howard Tubin
1-604-732-6124
or
ICR, Inc.
Joseph Teklits/Caitlin Churchill
1-203-682-8200

Media Contact:
lululemon athletica inc.
Erin Hankinson
1-604-732-6124
or
lululemon athletica inc.
Madi Wallace
1-604-732-6124

lululemon athletica inc.
The fiscal year ending January 28, 2024 is referred to as "2023", the fiscal year ended January 29, 2023 is referred to as "2022".
Condensed Consolidated Statements of Operations
Unaudited; Expressed in thousands, except per share amounts

	Third Quarter		First Three Quarters
	2023	2022	2023	2022
Net revenue	$2,204,218	$1,856,889	$6,414,175	$5,338,680
Costs of goods sold	947,554	818,037	2,708,195	2,373,959
Gross profit	1,256,664	1,038,852	3,705,980	2,964,721
As a percent of net revenue	57.0%	55.9%	57.8%	55.5%
Selling, general and administrative expenses	842,795	684,236	2,407,683	1,954,340
As a percent of net revenue	38.2%	36.8%	37.5%	36.6%
Impairment of assets and restructuring costs	74,501	—	74,501	—
Amortization of intangible assets	1,253	2,189	5,010	6,579
Gain on disposal of assets	—	—	—	(10,180)
Income from operations	338,115	352,427	1,218,786	1,013,982
As a percent of net revenue	15.3%	19.0%	19.0%	19.0%
Other income (expense), net	9,842	331	25,229	454
Income before income tax expense	347,957	352,758	1,244,015	1,014,436
Income tax expense	99,243	97,288	363,293	279,447
Net income	$248,714	$255,470	$880,722	$734,989

Basic earnings per share	$1.97	$2.00	$6.94	$5.75
Diluted earnings per share	$1.96	$2.00	$6.92	$5.74
Basic weighted-average shares outstanding	126,460	127,511	126,892	127,736
Diluted weighted-average shares outstanding	126,770	127,820	127,218	128,089

lululemon athletica inc.
Condensed Consolidated Balance Sheets
Unaudited; Expressed in thousands

	October 29, 2023	January 29, 2023	October 30, 2022
ASSETS
Current assets
Cash and cash equivalents	$1,091,138	$1,154,867	$352,624
Inventories	1,663,617	1,447,367	1,741,716
Prepaid and receivable income taxes	300,258	185,641	196,385
Other current assets	309,886	371,578	343,456
Total current assets	3,364,899	3,159,453	2,634,181
Property and equipment, net	1,413,918	1,269,614	1,122,490
Right-of-use lease assets	1,048,607	969,419	946,687
Goodwill and intangible assets, net	23,912	46,105	451,234
Deferred income taxes and other non-current assets	170,928	162,447	154,844
Total assets	$6,022,264	$5,607,038	$5,309,436
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$309,324	$172,732	$300,870
Accrued liabilities and other	392,949	399,223	357,365
Accrued compensation and related expenses	250,479	248,167	184,122
Current lease liabilities	217,138	207,972	188,110
Current income taxes payable	27,231	174,221	80,947
Unredeemed gift card liability	213,256	251,478	171,659
Other current liabilities	37,737	38,405	39,762
Total current liabilities	1,448,114	1,492,198	1,322,835
Non-current lease liabilities	950,954	862,362	850,373
Non-current income taxes payable	15,864	28,555	28,555
Deferred income tax liability	53,833	55,084	50,884
Other non-current liabilities	27,650	20,040	17,585
Stockholders' equity	3,525,849	3,148,799	3,039,204
Total liabilities and stockholders' equity	$6,022,264	$5,607,038	$5,309,436

lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Unaudited; Expressed in thousands

	First Three Quarters
	2023	2022
Cash flows from operating activities
Net income	$880,722	$734,989
Adjustments to reconcile net income to net cash provided by (used in) operating activities	31,344	(814,790)
Net cash provided by (used in) operating activities	912,066	(79,801)
Net cash used in investing activities	(445,325)	(386,862)
Net cash used in financing activities	(510,583)	(399,428)
Effect of foreign currency exchange rate changes on cash and cash equivalents	(19,887)	(41,156)
Increase (decrease) in cash and cash equivalents	(63,729)	(907,247)
Cash and cash equivalents, beginning of period	1,154,867	1,259,871
Cash and cash equivalents, end of period	$1,091,138	$352,624

lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measures
Unaudited; Expressed in thousands, except per share amounts

Constant dollar changes
The below changes show the change for the third quarter of 2023 compared to the third quarter of 2022.

	Net Revenue	Total Comparable Sales(1),(2)	Comparable Store Sales(2)	Direct to Consumer Net Revenue
Change	19%	13%	9%	18%
Adjustments due to foreign currency exchange rate changes	—	1	—	1
Change in constant dollars	19%	14%	9%	19%
__________
(1)Total comparable sales includes comparable store sales and direct to consumer net revenue.
(2)Comparable store sales reflects net revenue from company-operated stores that have been open for at least 12 full fiscal months, or open for at least 12 full fiscal months after being significantly expanded. Comparable store sales exclude sales from stores which have been temporarily relocated for renovations or have been temporarily closed.

Adjusted financial measures
The following tables reconcile adjusted financial measures with the most directly comparable measures calculated in accordance with GAAP. The 2023 adjustments relate to certain inventory provisions, asset impairments, and restructuring costs recognized in relation to lululemon Studio and their related tax effects. The 2022 adjustments relate to the gain on sale of an administrative office building and its related tax effects. Please refer to Note 3. Impairment of Assets and Restructuring Costs and Note 4. Gain on Disposal of Assets included in Item 1 of Part I of the Company's Report on Form 10-Q to be filed with the SEC on or about December 7, 2023 for further information on the nature of these amounts.

	Third Quarter 2023
	Gross Profit	Gross Margin	Income from Operations	Operating Margin	Income Tax Expense	Effective Tax Rate	Net Income	Diluted Earnings Per Share
GAAP results	$1,256,664	57.0%	$338,115	15.3%	$99,243	28.5%	$248,714	$1.96
lululemon Studio charges:
lululemon Studio obsolescence provision	23,709	1.1	23,709	1.1			23,709	0.19
Impairment of assets			44,186	2.0			44,186	0.35
Restructuring costs			30,315	1.4			30,315	0.24
Tax effect of the above					26,085	(0.4)	(26,085)	(0.21)
	23,709	1.1	98,210	4.5	26,085	(0.4)	72,125	0.57
Adjusted results (non-GAAP)	$1,280,373	58.1%	$436,325	19.8%	$125,328	28.1%	$320,839	$2.53

	First Three Quarters 2023
	Gross Profit	Gross Margin	Income from Operations	Operating Margin	Income Tax Expense	Effective Tax Rate	Net Income	Diluted Earnings Per Share
GAAP results	$3,705,980	57.8%	$1,218,786	19.0%	$363,293	29.2%	$880,722	$6.92
lululemon Studio charges:
lululemon Studio obsolescence provision	23,709	0.3	23,709	0.3			23,709	0.19
Impairment of assets			44,186	0.7			44,186	0.35
Restructuring costs			30,315	0.5			30,315	0.24
Tax effect of the above					26,085	(0.2)	(26,085)	(0.21)
	23,709	0.3	98,210	1.5	26,085	(0.2)	72,125	0.57
Adjusted results (non-GAAP)	$3,729,689	58.1%	$1,316,996	20.5%	$389,378	29.0%	$952,847	$7.49

	First Three Quarters 2022
	Income from Operations	Operating Margin	Income Tax Expense	Effective Tax Rate	Net Income	Diluted Earnings Per Share
GAAP results	$1,013,982	19.0%	$279,447	27.5%	$734,989	$5.74
Gain on disposal of assets	(10,180)	(0.2)			(10,180)	(0.08)
Tax effect of the above			(1,661)	0.2	1,661	0.01
Adjusted results (non-GAAP)	$1,003,802	18.8%	$277,786	27.7%	$726,470	$5.67

Expected adjusted earnings per share

Fiscal 2023
Expected diluted earnings per share range	$11.77 to $11.85
Impairment of assets and restructuring costs, net of tax	0.57
Expected adjusted earnings per share range (non-GAAP)	$12.34 to $12.42

lululemon athletica inc.
Company-operated Store Count and Square Footage(1)
Square Footage Expressed in Thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened During the Quarter	Number of Stores Closed During the Quarter	Number of Stores Open at the End of the Quarter
4th Quarter 2022	623	34	2	655
1st Quarter 2023	655	10	3	662
2nd Quarter 2023	662	12	2	672
3rd Quarter 2023	672	15	1	686

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter(2)	Gross Square Feet Lost During the Quarter(2)	Total Gross Square Feet at the End of the Quarter
4th Quarter 2022	2,390	189	4	2,575
1st Quarter 2023	2,575	64	7	2,632
2nd Quarter 2023	2,632	64	5	2,691
3rd Quarter 2023	2,691	109	3	2,797
 __________
(1)Company-operated store count and square footage summary excludes retail locations operated by third parties under license and supply arrangements.
(2)Gross square feet added/lost during the quarter includes net square foot additions for company-operated stores which have been renovated or relocated in the quarter.